EX 99.28(d)(2)(iv)

Amendment to
JNL/AQR Managed Futures Strategy Fund Ltd.
Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and AQR Capital Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and AQR Capital Management, LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 10th day of June 2011, and Amended and Restated effective as of the 1st day of December, 2012, (“Agreement”), whereby the Adviser appointed the Sub-Adviser to furnish investment advisory services to the JNL/AQR Managed Futures Strategy Fund Ltd., a wholly owned subsidiary of the JNL/AQR Managed Futures Strategy Fund, a series of the JNL Series Trust.

Whereas, the parties have agreed to amend the following sections of the Agreement:

Section 11. “Duration and Termination”; and
Section 13. “Confidential Treatment”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete Section 11. “Duration and Termination” in its entirety, and replace it with the following:

11.           Duration and Termination.  The Agreement will become effective as to the Company upon execution or, if later, on the date that initial capital for the Company is first provided to it and, unless sooner terminated as provided herein, will continue in effect for two years from the effective date of the initial Investment Sub-Advisory Agreement.  Thereafter, if not terminated, this Agreement will continue from year to year through June 30th of each successive year following the initial two year period, provided that such continuation is specifically approved at least annually by the Board of Directors.  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty days’ written notice by the Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment. Sections 9 and 10 herein shall survive the termination of this Agreement.

Delete Section 13. “Confidential Treatment” in its entirety, and replace it with the following:

13.           Confidential Treatment.  All information and advice furnished by one party to the other party (including their respective agents, employees, and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto, except (i) as required by applicable laws, rules and regulations, subpoenas, and court orders, , or (ii) with respect to disclosure to a party’s officers, directors, employees, agents, representatives and professional advisors, and the agents and employees of any affiliates of the party, that need to know such information solely in connection with the performance of such party’s duties and obligations under this Agreement. In the event that any party is required to disclose the confidential information of the other party in accordance with subparagraph (i) above, such party will give notice to the other party whose confidential information is the subject of such request as soon as reasonably practicable so that such party may seek an appropriate protective order. It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the officers, directors or employees of the Adviser and the Company that have a need to know such information in connection with its duties and obligations and shall not be disclosed to any third party without the prior consent of the Sub-Adviser, the Adviser and the Company.  Furthermore, except as required by law, or as agreed to by the Adviser and Sub-Adviser, the Adviser and Company will not disclose any list of securities held by the Company.

This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 19th day of June 2013, effective May 30, 2013.

Jackson National Asset Management, LLC		AQR Capital Management, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Bradley D. Asness
Name:	Mark D. Nerud	Name:	Bradley D. Asness
Title:	President and CEO	Title:	Principal and Chief Legal Office AQR Capital Management, LLC